EXHIBIT 11.1

                          FREEPORT-McMoRan COPPER & GOLD INC.
                      COMPUTATION OF NET INCOME PER COMMON AND
                               COMMON EQUIVALENT SHARE

                            Three Months Ended            Nine Months Ended
                               September 30,                September 30,
                          ------------------------    ------------------------
                             1995          1996          1995          1996
                          ----------    ----------    ----------    ----------
                                 (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock        $   46,126    $   60,533    $   97,621    $  145,151
                          ==========    ==========    ==========    ==========

  Average common shares
   outstanding               193,815       202,592       195,201       204,567
  Common stock equivalents:
    Stock options              1,796         1,466         1,849           489
                          ----------    ----------    ----------    ----------
  Common and common
   equivalent shares         195,611       204,058       197,050       205,056
                          ==========    ==========    ==========    ==========
  Net income per common and
   common equivalent
   share                        $.24          $.30          $.50          $.71
                                ====          ====          ====          ====


Fully diluted: (1)
  Net income applicable to common stock :
    Net Income            $   46,126    $   60,533    $   97,621    $  145,151
    Plus preferred
      dividends                9,168         9,168        27,504        27,499
                          ----------    ----------    ----------    ----------
  Net Income applicable
  to common stock         $   55,294    $   69,701    $  125,125    $  172,650
                          ==========    ==========    ==========    ==========

  Average common shares
   outstanding               193,815       202,592       195,201       204,567
  Common stock
   equivalents:
   Stock options               1,872         1,782         1,872           594
    Convertible securities:
     Preferred stock          20,628        20,834        20,628        20,834
                          ----------    ----------    ----------    ----------
  Common and common
   equivalent shares         216,315       225,208       217,701       225,995
                          ==========    ==========    ==========    ==========
  Net income per common
   and common equivalent
   share                        $.26          $.31          $.57          $.76
                                ====          ====          ====          ====

(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b)(11), despite not being required by APB Opinion No. 15 because it results in no dilution.